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[MEC LOGO]                                    Magna Entertainment Corp.

                                              337 Magna Drive
                                              Aurora, Ontario,
                                              Canada L4G 7K1
                                              Tel (905) 726-2462
                                              Fax (905) 726-7172

EXHIBIT 99

                                  PRESS RELEASE

                            MAGNA ENTERTAINMENT CORP.
                   ANNOUNCES THE PASSAGE OF ALTERNATIVE GAMING
                          LEGISLATION IN PENNSYLVANIA

JULY 4, 2004, AURORA, ONTARIO, CANADA......MAGNA ENTERTAINMENT CORP. ("MEC")
(NASDAQ: MECA; TSX: MEC.A) is pleased to report that the Pennsylvania Senate and House of Representatives have passed the Pennsylvania Gaming Act. The legislation is expected to be signed by Governor Edward Rendell within the next week and will become effective immediately at that time. It is contemplated that, over the coming months, the Commonwealth of Pennsylvania will continue to develop the associated regulations and will form the Pennsylvania Gaming Control Board to oversee the license application process and, ultimately, slot operations.

In making the announcement, Jim McAlpine, President and Chief Executive Officer of MEC, stated: "The legalization of alternative gaming at racetracks will have a significant positive impact on purses and on the Pennsylvania horse racing industry in general. As a racetrack owner and operator, we applaud the Pennsylvania Legislature for recognizing the importance of this industry and its impact upon the local economy, including the many direct and indirect jobs in Pennsylvania which it supports."

The legislation authorizes the granting of slot machine licenses to up to seven Category 1 licensed facilities (ie, racetracks) and up to five Category 2 licensed facilities (ie, non-tracks), along with limited licenses to up to two Category 3 licensed facilities (ie, resort hotels). There are four existing licensed racetracks in Pennsylvania, as well as two other issued racetrack licenses. The racetracks and non-track facilities which successfully apply for slot machine licenses will be permitted to operate between 1,500 and 3,000 slot machines each (subject to future expansion of up to 2,000 machines per facility, with the approval of the Pennsylvania Gaming Control Board). The licensed resort facilities will be permitted to operate, on a limited basis, up to 500 machines each.

Each racetrack slot machine licensee will be required to pay 34% of its daily gross revenues from gaming less all monetary payouts ("Gross Terminal Revenues") to the State Gaming Fund, 4% of its Gross Terminal Revenues as a local share assessment, 5% of its Gross Terminal Revenues to the Pennsylvania Gaming Economic Development and Tourism Fund and a maximum of 12% of its Gross Terminal Revenues to a pool (the "Horsemen Pool") for distribution to each racetrack's horsemen, in the form of purses and other awards. Non-track and resort facilities will be bound to make the same percentage distributions but, since they do not conduct horse racing, they will contribute to the Horsemen Pool that portion of their Gross Terminal Revenues which is equal, on a pro rata basis, to the amount contributed to the Horsemen Pool by Category 1 licensees. The Horsemen Pool will then be allocated among the horsemen at each of the Category 1 licensed facilities, with the intention of providing payments to the horsemen at each racetrack which are equivalent to 18% of that track's Gross Terminal Revenues.



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In addition, all slot machine licensees must pay an upfront license fee of $50 million, or $5 million in the case of a limited resort license, and are responsible for their respective shares of the expenses incurred in administering the legislation. Each racetrack licensee will be required to commit a minimum of $5 million over a five-year period, and between $250,000 and $1 million annually for five years thereafter, for improvement and maintenance of its backstretch.

MEC wholly-owns and operates The Meadows, a standardbred racetrack located in Washington County in southwestern Pennsylvania. MEC intends to pursue The Meadows' application for a slot machine license in accordance with the requirements of the legislation and associated regulations without delay.

MEC, North America's number one owner and operator of horse racetracks, based on revenue, acquires, develops and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities. Additionally, MEC owns and operates XpressBet(TM), a national Internet and telephone account wagering system, and HorseRacing TV(TM), a 24-hour horse racing television network.

This press release may contain "forward-looking statements" within the meaning of applicable securities legislation, including the U.S. Securities Act of 1933, as amended, and the U.S. Securities Exchange Act of 1934, as amended. These forward-looking statements may include, among others, statements regarding: expectations as to operational improvements; expectations as to cost savings, revenue growth and earnings; the time by which certain objectives will be achieved; proposed new racetracks or other developments, products and services; projections, predictions, expectations, estimates or forecasts as to our financial and operating results and future economic performance; and other matters that are not historical facts. Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or the times at or by which such performance or results will be achieved. Forward-looking statements are based on information available at the time and/or management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Important factors that could cause such differences include, but are not limited to, the factors discussed in the "Risk Factors" section of MEC's Annual Report on Form 10-K for the year ended December 31, 2003 and our subsequent public filings. Forward-looking statements speak only as of the date the statement was made. We assume no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.



For more information, contact:

Brian Budden
Director, Gaming
Magna Entertainment Corp.
337 Magna Drive
Aurora, Ontario
L4G 7K1
Telephone:  416-301-9082